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Exhibit 3.39

LIMITED LIABILITY COMPANY AGREEMENT OF
EXECUTIVE PARKING INDUSTRIES, L.L.C.,
A DELAWARE LIMITED LIABILITY COMPANY

        THIS LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") is made and entered into as of this 31st day of December, 1996, by and among the entities listed on Schedule A attached hereto under the caption "Members" (the "Members"). This Agreement shall become effective from and after January 1, 1997 (the "Effective Date").

        RECITAL:    The Members have organized Executive Parking Industries, L.L.C. (the "Company") as a Delaware limited liability company for the purpose of operating urban parking facilities and "off airport" parking facilities in the State of California, with the exception, under certain circumstances, of the San Diego Metropolitan Area.

        In consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

        1.1    Definitions.    Certain capitalized words and phrases used in this Agreement shall have the meanings set forth in Schedule B attached hereto and incorporated herein by reference. If any financial term is used herein and is not specifically defined, such term shall have the meaning normally ascribed to it under generally accepted accounting principles.

ARTICLE II
Organization of the Company

        2.1    Organization.    On December 19, 1996, the Members organized the Company by executing and filing a Certificate of Formation with the Secretary of State of the State of Delaware in accordance with and pursuant to the Delaware Act.

        2.2    Name.    The name of the Company is Executive Parking Industries, L.L.C.

        2.2    Principal Place of Business.    The principal place of business of the Company shall be located at 1109 Glendon Avenue, Suite 762, Los Angeles, California 90024 or at such other address as shall be determined from time to time by the Management Board.

        2.3    Statutory Agent.    The name and address of the agent for service of process in Delaware shall be Corporation Service Company, 1013 Centre Road, P.O. Box 591, Wilmington, Delaware 19899.

        2.4    Term.    The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware and shall continue until terminated in accordance with the terms of Section 11.1 of this Agreement.

ARTICLE III
Purposes of the Company

        The purposes of the Company are (a) to engage in the business of operating urban parking facilities and "off-airport" shuttle parking operations in the State of California, except (i) any area in the State of California which is owned or controlled by any airport authority, department or division or is generally considered airport parking (an "Airport Area") and (ii) subject to Section 5.8(b)(viii), in the San Diego Metropolitan Area, and (b) to do any and all acts and transact any and all business that shall or may be or become incident to or arise out of or be connected with such purpose, or any part thereof, to the full extent that the same shall be or become allowable or authorized under any present or future applicable laws. The Members acknowledge and agree that, until the Company is specifically permitted, if ever, by the provisions of Section 5.8(b)(viii) to own, operate or manage parking facilities or operations in the San Diego Metropolitan Area, the Company is prohibited from owning, operating or managing parking facilities or operations in the San Diego Metropolitan Area and that, under all conditions, the Company is prohibited from owning, operating or managing parking facilities or operations in any Airport Area. The Company shall not engage in any other business without the prior unanimous consent of the Members.

ARTICLE IV
Names and Addresses of Members

        The names and addresses of the Members are as set forth on Schedule A attached to this Agreement and incorporated herein by reference.

ARTICLE V
Management of the Company

        5.1    Management Board.    To the fullest extent permitted by law and except as otherwise provided expressly in Section 6.2 hereof, the business of the Company shall be managed by a Management Board (the "Management Board") consisting of three (3) managers (each a "Manager"). No Manager shall, except following unanimous or majority approval of the Management Board, as applicable, in accordance with Sections 5.5 or 5.6, in the name of or on behalf of the Company, sign or execute any contract, instrument or document, perform any other act, engage in any transaction, commit or bind the Company to any act, contract, instrument or document, or incur any debt, except as expressly permitted by this Agreement. The Managers shall serve at the pleasure of the Members except that upon a change in the Majority-in-Interest, the Managers shall resign and a new Management Board shall be appointed pursuant to this Section. Two (2) Managers shall be appointed by, and shall serve at the pleasure of, the Member holding a Majority-in-Interest. The remaining Manager shall be appointed by, and shall serve at the pleasure of, the Member holding the minority interest in the Company. The initial Managers shall be:

    Edward Simmons
    Dale Stark
    Walter Stuelpe

Each Manager may resign at any time. Each Manager is subject to removal and replacement at any time by the Member which appointed such Manager. Any vacancy created by the death, resignation or removal of any Manager shall be filled by the Member which appointed such Manager except in the case of a resignation by reason of a change in the Majority-in-Interest in which case new Managers shall be appointed as set forth above.

        5.2    Fiduciary Relationship.    At all times the Management Board will have a fiduciary relationship to the Company and to each Member. In performing its duties under this Agreement, the Management Board shall act in good faith and on a fair basis with the Company and each of the Members.

        5.3    Meetings of the Management Board.    Any Manager may call a meeting of the Management Board upon ten (10) days notice in writing (which may be by facsimile), which notice shall specify the date, time and purpose or purposes of the meeting. Meetings of the Management Board shall be held at the Company's principal executive offices, unless a majority of the Managers agree to meet at another location. Managers may be present at any meeting of the Management Board by telephone, provided that each Manager can hear all other present Managers. The presence, in person or by telephone, of all Managers, is required to constitute a quorum of the Management Board for any meeting; provided, however, that less than all Managers (but not less than a majority of all Managers then in office) may constitute a quorum if the Managers not present at a meeting waive in writing their right to attend such meeting of the Management Board.

        5.4    Powers of the Management Board.    Subject to the provisions of Section 6.2 reserving certain powers to the Members, the Management Board shall have such powers as are normally exercisable by the Board of Directors of a Delaware corporation.

        5.5    Decisions of the Management Board.    At any meeting of the Management Board which has been duly called and at which a quorum is present, decisions of the Management Board shall be made by the number of Managers constituting a majority of the entire Management Board; provided, however, that the following actions shall require the unanimous approval of the Management Board:

          (a)  Capital expenditures in excess of $25,000 in connection with any single project or series of related projects;

          (b)  Capital calls from the Members;

          (c)  Borrowing funds from any source;

          (d)  Sales or other dispositions (in a single transaction or series of related transactions) of assets having a book value in excess of $25,000;

          (e)  Approval of annual plans and long-range plans and forecasts;

          (f)    Implementation and modifications in employee benefit plans;

          (g)  Decisions with respect to compensation of officers;

          (h)  Decisions regarding the amount and type of insurance to be secured and the identity of any insurance carrier;

          (i)    Appointment of an operating executive if required by reason of the unavailability of either Ed Simmons or Dale Stark as required by Section 7.2 of the Executive Management Agreement; and

          (j)    Removal of an officer.

        5.6    Actions of the Management Board Without a Meeting.    Any action which may be taken by the Management Board at a meeting may be taken by unanimous written action without a meeting, provided that the writing setting forth such action shall be kept with the minutes of the meetings of the Management Board.

        5.7    Officers.    The Company shall have a President and such other officers as the Management Board from time to time may appoint. Mr. Ed Simmons shall be the initial president of the Company, Mr. Dale Stark shall be the initial Executive Vice-President of the Company and Mr. Michael Celebrezze shall be the initial Treasurer of the Company. The officers shall be appointed annually at a meeting of the Management Board, shall serve without compensation (unless approved by unanimous action of the Management Board) and may be removed at any time, with or without cause, by the Management Board. Subject at all times to the authority of the Management Board and to the rights vested in the Members under Section 6.2 of this Agreement, the day-to-day operations of the Company generally shall be carried out by individuals appointed by the Management Board as provided in this Agreement to act on behalf of the Company (each, an "officer"), having such power, authority, and duties as may be provided by or pursuant to resolutions of the Management Board or as is otherwise specifically provided for in this Agreement, and having such titles as may be assigned to them by the Management Board, including, but not limited to, titles such as "President", "Vice President", "Controller", "Secretary", "Assistant Secretary", ~Treasurer", and "Assistant Treasurer". The initial officers shall include (i) a President, who shall be Mr. Ed Simmons, (ii) an Executive Vice President who shall be Mr. Dale Stark and (iii) a Treasurer, who shall be Mr. Michael Celebrezze.

        5.8    APCOA Management and Noncompetition Agreement.

          (a)  In consideration of the APCOA Management and Noncompetition Fee defined and described in Section 5.8(c) below, Member APCOA, Inc. ("APCOA") shall agree to the covenant not to compete described in Section 5.8(b) below and, during the ten-year period commencing on the Effective Date, at the request of the Company, shall provide to the Company the following services and assistance:

              (i)  utilization of APCOA's MIS systems and access to APCOA's technological capabilities and developments. For purposes of clarification of APCOA's MIS and technical support, it is intended that APCOA shall perform, free of charge, the initial setup work necessary to allow the Company access to APCOA's standard MIS systems and that

            (ii)  the company shall have access to all existing APCOA technological developments, such as "Client View", and on-line real time reporting and access for all Company parking locations through APCOA's MIS system and network. To the extent future refinements and upgrades to the MIS system become available to APCOA's field personnel and/or new systems are designed and implemented for field use by APCOA, these refinements and upgrades shall also be made available to the Company;

            (iii)  access to such customized systems, such as a landlord reporting format now used and/or utilized by APCOA to the extent APCOA's MIS department is able to develop such systems without material expense, or, if the Company and APCOA mutually agree, upon the payment by the Company to APCOA of an additional fee for such development;

            (iv)  access to potential third party lenders and investors, together with financial advice in structuring development projects and acquisition of existing structures;

            (v)  legal support and services from APCOA's in-house legal department in accordance with customary and historical services provided to APCOA's field Market Presidents, including, but not limited to, drafting of contracts, legal advice regarding specific contracts, personnel matters and advice and assistance in the pre-contract negotiations; and

            (vi)  preparation of all federal and state partnership income tax returns for the Company and delivery of federal and state Schedule K-1s to all Members within 90 days of the end of each calendar year.

          (b)  (i)    For purposes of this Agreement, the "Restricted Period" with respect to APCOA shall begin upon the date this Agreement is signed by APCOA and shall continue for ten (10) years;

            (ii)  APCOA acknowledges and agrees that Company has acquired from APCOA all of APCOA's current parking contracts in the State of California. APCOA acknowledges and agrees that Company desires to keep secret all information divulged to employees of APCOA about Company's business so as not to aid competitors of Company if and to the extent such information (a) has not already been made public, other than as a result of a breach by APCOA of this Agreement, (b) is not readily ascertainable by a third party through legal means and efforts and/or (c) may reasonably be considered material to the operations of the Company. APCOA further acknowledges that the business of owning, managing and/or operating parking lots, parking garages and/or parking concessions is highly competitive; and that the knowledge which APCOA possesses concerning, for example, (i) the term of a lease, license, management or concession agreement; (ii) the rent or other sums payable; (iii) the peculiarities of operation of a particular location; (iv) the profitability of a particular location; and/or (v) the name of a principal or other person with whom to negotiate respecting a particular location, is and would be of invaluable aid to a competitor who might try to "steal" the location. Company shall, therefore, be entitled to the protection hereinafter set forth, which APCOA hereby acknowledges and agrees is proper and reasonable;

            (iii)  Except to the extent APCOA is permitted by the provisions of Section 5.8(b)(viii) to own, operate or manage parking facilities or operations in Airport Areas or the San Diego Metropolitan Area, APCOA shall not, during the applicable Restricted Period, on its own behalf or anyone other than the Company, solicit or accept any business similar to the Company's business of ownership, management and/or operation of parking lots, parking garages and/or parking concessions from any of Company's customers situated in the State of California. For the purposes of this Agreement, the term "Company's customers" shall include any person, firm, corporation, association or other entity from whom Company, APCOA, or Executive leased or managed a parking lot or garage listed on Exhibits A, B, C and D to the Contribution Agreement or which the Company acquires during the period following the date hereof through the date of the termination of this Agreement;

            (iv)  APCOA shall not, for so long as Executive owns a Member Interest in the Company, directly or indirectly, use the name "Executive Parking" or use any trademark, service mark, symbol, logo, character or other identifying indicia which has come to represent or be associated with "Executive Parking" in any business in which APCOA is directly or indirectly engaged, either as a proprietor or as an equity owner in a corporation, partnership association or other entity engaged in such business or as an employee or independent contractor thereof; provided, however, that for so long as APCOA owns a Member Interest, APCOA may, outside the State of California, refer to the Company by name as APCOA's Affiliate in the State of California;

            (v)  APCOA shall not, on behalf of itself or anyone else, during the Restricted Period, offer or assist anyone other than the Company to offer any employment or business association to, nor shall APCOA employ or become associated in any business with, any person, firm, corporation, association or other entity who is, or within two (2) years of such offer has been, Company's employee, agent or representative. Further, during such time, APCOA shall not, on behalf of itself or anyone else, suggest or in any way encourage any of Company's employees, agents or representatives to terminate their employment or business association with Company;

            (vi)  APCOA acknowledges and agrees that a violation of the restrictions contained in this Agreement by any Affiliate of APCOA shall constitute a breach of this Agreement by APCOA;

          (vii)  APCOA has previously had, and during the operation of this Agreement will have, access to and has gained and will gain knowledge with respect to the Company's trade secrets and confidential information concerning its financial sales and marketing activities and procedures, its bidding techniques, its design and construction techniques, its customer list of owners, lessors and licensors of parking facilities, as well as credit and financial data concerning such customers or potential customers (all such information, if and to the extent such information (a) has not already been made public, other than as a result of a breach by APCOA of this Agreement, (b) is not readily ascertainable by a third party through legal means and efforts and/or (c) may reasonably be considered material to the operations of the Company, being in the aggregate hereinafter referred to as "Secret and Confidential Information"). APCOA acknowledges that such Secret and Confidential Information constitutes a valuable, special and unique asset of Company as to which Company has the right to retain and hereby does retain all of its proprietary interests. However, access to and knowledge of such Secret and Confidential Knowledge are essential to the performance of APCOA's services hereunder. In recognition of this fact, APCOA agrees that for so long as Executive owns a Member Interest, APCOA will not disclose or, consistent with past practices, cause to be disclosed to any person, firm, corporation, association or entity, or use for APCOA's own benefit or for the benefit of anyone else, any of such Secret and Confidential

    Information for any reason or purpose whatsoever, except as necessary to render the services hereunder, nor otherwise make use of any such Secret and Confidential Information;

          (viii)  During the ten-year period commencing on the Effective Date, APCOA and its Affiliates shall not, directly or indirectly, engage in the business of owning, operating or managing parking facilities or shuttle parking operations anywhere in the State of California except that APCOA may own, operate or manage such facilities or operations (i) which APCOA directly or indirectly acquires from the party or parties with whom it is currently conducting negotiations (whether such acquisition is by purchase, lease, management contract or otherwise) in the San Diego Metropolitan Area; (ii) at any other location in the San Diego Metropolitan Area, in the event APCOA does acquire facilities or operations in the San Diego Metropolitan Area as permitted by subsection (i) hereof; (iii) in any Airport Area; or (iv) at any Acquired California Location (as hereafter defined) provided that, with respect only to subsection (iv) hereof, APCOA has first presented the Company with a written term sheet (the "Term Sheet") setting forth the economic terms under which APCOA would agree to appoint the Company to manage such Acquired California Location in exchange for a management fee. In the event that the Company fails to accept such terms within 30 days after its receipt of the Term Sheet, APCOA shall thereafter be permitted to operate the Acquired California Location itself or to appoint, within 180 days, on terms no less favorable to APCOA than were proposed in the Term Sheet, a third party to operate or manage such Acquired California Location. For purposes of this Section 5.8(b), an Acquired California Location shall mean any parking facility or shuttle parking operation located in the State of California (other than in the San Diego Area or an Airport Area) which is acquired by APCOA or an Affiliate of APCOA, directly or indirectly (whether by asset transfer, a merger with the former owner of such facility or a purchase by APCOA or its Affiliate of the stock of such former owner or otherwise), as part of a transaction in which APCOA or its Affiliate also acquires, directly or indirectly, one or more parking facilities or shuttle parking operations in any location or area where APCOA is not prohibited from competing by this Section 5.8(b). Except as otherwise permitted by this Section 5.8(b), APCOA will conduct parking operations in the State of California only through the Company.

          (c)  In exchange for the services and assistance provided (or available to be provided) by APCOA pursuant to Section 5.8(a) and APCOA's covenant not to compete set forth in Section 5.8(b), the Company shall pay APCOA (whether or not the Company requests APCOA to provide services) an annual management and noncompetition fee (the "APCOA Management and Noncompetition Fee") equal to $146,400. The APCOA Management and Noncompetition Fee will be paid in arrears in monthly installments on the last business days of each month commencing January 31, 1997. Any then unaccrued portion of the APCOA Management and Noncompetition Fee will terminate on such date, if any, as the Executive Management Fee is terminated pursuant to Section 7.1 of the Executive Management Agreement.

        5.9    Executive Management and Noncompetition Agreement.

          (a)  Simultaneously with the execution of this Agreement, the Company and Member, S & S Parking, Inc., formerly Executive Parking, Inc., ("Executive") shall enter into a management agreement (the "Executive Management Agreement") pursuant to which Executive will provide services and assistance to the Company and will agree that, during the ten-year period commencing on the Effective Date, Executive shall not, directly or indirectly, engage in the business of owning, operating or managing parking facilities or shuttle parking operations anywhere in the State of California.

          (b)  In exchange for the services and assistance provided by Executive pursuant to the Executive Management Agreement and Executive's covenant not to compete set forth therein, the Company shall pay Executive an annual management and noncompetition fee (the "Executive

  Management and Noncompetition Fee") in the amount described in the Executive Management Agreement. The Executive Management and Non-Competition Fee will be paid in arrears in monthly installments on the last business day of each month commencing January 31, 1997.

          (c)  APCOA shall cooperate with Executive and the Company after the Transfer Date to grant Executive such non-exclusive, interim (during the term of the LLC Agreement) and royalty-free license to use the name "Executive Parking" as may be necessary for Executive to perform management services on behalf of the Company.

        5.10    Deferral of Fees.    In the event that the Company's available cash (as determined by the Board of Managers) at any time is insufficient to pay the entire monthly installments due for the APCOA Management and Noncompetition Fee and the Executive Management and Noncompetition Fee, any available cash shall be paid to APCOA and Executive in proportion to their respective monthly installments and the balance of both such fees shall remain as unpaid obligations of the Company having equal priority on a proportionate basis and shall be paid from time to time, pari passu, as soon as the Board of Managers shall determine that the Company's available cash is sufficient to pay some or all of such accrued fees. Any such accrued fees shall be paid in the order in which they accrued.

        5.11    Proration.    If for any reason the Executive Management and Noncompetition Fee or the APCOA Management and Noncompetition Fee is terminated in the middle of a month, the amount of the monthly installment thereof shall be prorated based on the number of days elapsed in the month prior to termination.

        5.12    Return of Previously Paid Fees; Accrual.    In the event that, at any time during a fiscal year, the Board of Managers determines that the Company's available cash is insufficient to continue operations in the ordinary course, the Board of Managers may require that APCOA and Executive promptly refund to the Company, on a basis proportionate to their respective management and non-competition fees for such fiscal year, up to an aggregate of the entire amount of the monthly installments of such fees which have been paid to APCOA and Executive during such fiscal year. Any amounts so refunded by APCOA and Executive shall be treated as accrued but unpaid fees in the same manner as if such amounts had never been paid pursuant to Section 5.10 above.

        5.13    Treatment of Accrued but Unpaid Fees on Purchase of Member Interest.    In the event that, at the time either Member's remaining Percentage Interest in the Company is acquired by the other Member (whether pursuant to this Agreement or otherwise), the Company shall use its available cash, if any, after taking into consideration cash reserves to pay for accrued liabilities arising through the date of acquisition, to pay to the Member whose remaining percentage interest is being acquired, any accrued but unpaid management and non-competition fees which are due to such Member as of the effective date of such purchase. The determination of the amount of the Company's available cash shall be made in good faith by the Board of Managers, as constituted immediately prior to the effective date of the acquisition, and shall not require the Company to take any actions not in the ordinary course of business. Any remaining accrued but unpaid fees due to such Member (for which there is not available cash) shall be immediately canceled and no longer due and payable.

ARTICLE VI
Rights and Powers of the Members

        6.1    No Commitments.    Subject to the provisions of Section 6.2, in dealing with third parties with respect to the Company's business or on behalf of the Company, the Members shall act in accordance with policies established by the Management Board. No Member shall, in the name of or on behalf of the Company, sign or execute any contract, instrument or document, perform any other act, engage in any transaction, commit or bind the Company to any act, contract, instrument or document, or incur any debt, except as expressly permitted by this Agreement.

        6.2    Actions Requiring the Approval of the Members.    Notwithstanding anything to the contrary contained in this Agreement, any action with respect to the following matters shall require prior unanimous approval of the Members:

          (a)  the repurchase by the Company of any, all or part of a Member's Interest;

          (b)  the creation or issuance of any Member Interests (or other ownership rights of any nature) in the Company, or any options, warrants, conversion or exchange rights or other rights to acquire any of the foregoing;

          (c)  any change in the purposes of the Company;

          (d)  any amendment, modification or change to the authority and powers of the Management Board as contemplated by Article 5 hereof;

          (e)  any sale, exchange, lease, transfer or other disposition of all or substantially all of the assets of the Company;

          (f)    any merger or consolidation of the Company with or into any other entity;

          (g)  the admission of a person as an additional or substituted Member of the Company;

          (h)  any transaction pursuant to which the Company acquires a material portion of the ownership interests, stock or assets of another entity or becomes responsible for a material portion of the liabilities of another entity;

          (i)    any incurrence of indebtedness to any officer, Manager or Member of the Company

          (j)    any guaranty of the obligations of another person or entity;

          (k)  approval of the taking of any action that may substantially affect the financial condition of the Company;

          (l)    any investment, other than short-term investment of the Company's cash in the ordinary course of reasonable, prudent cash management;

          (m)  any contract or transaction between the Company and any officer, Manager, Member or any Affiliate of any of the foregoing including, without limitation, any amendment to the Executive Management Agreement;

          (n)  any election required or permitted to be made by the Company under the Code or applicable state tax laws, including, but not limited to, any election to exclude the Company from the provisions of Subchapter K of the Code or from any similar provisions of applicable state tax laws;

          (o)  approval of the acquisition or disposal of assets other than in the ordinary course of business;

          (p)  approval of the issuance of any interest in the Company other than the interests issued to the Members pursuant to the Contribution Agreement; and

          (q)  any other matter expressly requiring the unanimous approval of the Members under any other provision of this Agreement.

        6.3    Meetings of the Members.    Any Member may call a meeting of the Members upon fifteen (15) days notice in writing (which may be by facsimile), which notice shall specify the date, time and purpose or purposes of the meeting. Meetings of the Members shall be held at the Company's principal executive offices, unless all of the Members agree to meet at another location. Members may be present at any meeting of the Members by telephone, provided that each Member can hear all other present Members. Except in the case of an action requiring the unanimous approval of all of the

Members, a Majority-in-Interest of all of the Members, shall constitute a quorum of the Members, for the transaction of business at any meeting.

        6.4    Decisions of the Members.    Except in the case of any action requiring the unanimous approval of the Members under Section 6.2 or as otherwise expressly so required in this Agreement, all decisions shall be made by the Management Board.

        6.5    Proxies.    At all meetings of the Members, a Member may be present in person or by proxy executed in writing by the Member. Any such proxy shall be filed with the Company before or at the time of the meeting. No such proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

        6.6    Actions of the Members Without a Meeting.    Any action which may be taken by the Members at a meeting may be taken by unanimous written action without a meeting, provided that the writing setting forth such action shall be kept with the minutes of the meetings of the Members.

        6.7    Waiver of Notice.    Notice of any meeting of the Members may be waived by a Member by a waiver of the notice in writing, signed by the Member entitled to the notice, whether before, at or after the time stated for the meeting. Attendance of a Member at any meeting, whether in person, by proxy as provided above or by telephone as provided above, shall constitute waiver of notice of such meeting. Any waiver of notice of a meeting by a Member hereunder shall be equivalent to the giving of such notice.

        6.8    Tax Matters Partner.    APCOA shall act as the "tax matters partner" for the Company, as that term is defined in, and for all purposes of, Section 6231(a)(7) of the Code.

        6.9    Actions of Members.    Each of the Members hereto agrees to act in good faith and in a reasonable and fair manner in carrying out its obligations and enforcing its rights under this Agreement.

ARTICLE VII
Limitation of Liability; Indemnification

        7.1    Limitation of Liability.    To the fullest extent permitted by the Delaware Act, no Member and no Manager shall be liable to the Company or to any Member in damages except for liability (i) for any breach of such person's duty of loyalty to the Company, (ii) for acts or omissions not in good faith which involve intentional misconduct or knowing violations of law or (iii) for any transaction from which such person has derived an improper benefit.

        7.2    Indemnification of Members, Managers, Officers and Employees.    The Company agrees to indemnify (A) each Member, (B) each Manager of the Company, (C) Ed Simmons and (D) Dale Stark (each of the foregoing an "indemnified party"), to the fullest extent permitted by law, and to save and hold each indemnified party harmless from, and in respect of, all (1) fees, costs and expenses incurred in connection with or resulting from any claim, action or demand against such indemnified party or the Company that arise out of or in any way relate to the Company, its properties, business or affairs, and (2) such claims, actions and demands, and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action or demand; provided, however, that this indemnification shall not apply to any claims, actions or demands, or to any losses or damages resulting therefrom, arising out of a breach of this Agreement, the Contribution Agreement or the Executive Management and Noncompetition Agreement and provided, further, that this indemnification shall apply only so long as the indemnified party has acted in good faith on behalf of the company, in a manner reasonably believed by such party to be within the scope of such party authority under this Agreement and in the best interests of the Company, and only if such action or failure to act did not constitute willful misconduct or fraud. Fees, costs and expenses incurred by an indemnified party shall be advanced as incurred if the indemnified party shall deliver to the Company an undertaking to repay such amounts if it is later determined that indemnification hereunder was not required by this Section 7.2. The Management Board may, in its sole discretion, indemnify any officer or employee of the Company to the same extent as permitted hereunder in the case of a Member or Manager. This indemnification shall not apply to liability under Section 7.1.

        7.3    Proof of Failure to Satisfy Standard of Conduct.    A Member, a Manager, an officer or an employee shall not be deemed to have violated any standard of conduct under this Article 7 unless such violation is proved, by clear and convincing evidence, in an action brought against such Person. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not of itself constitute proof or create a presumption that the appropriate standard of conduct has been violated.

ARTICLE VIII
Capital Contributions

        8.1    Generally.    Pursuant to the Contribution Agreement executed contemporaneously with the execution of this Agreement, as of the Effective Date, each Member shall make an initial Capital Contribution to the Company in the amount set forth opposite such Member's name on Schedule A hereto. Each Member's Capital Contribution shall consist of (i) the cash contribution set forth opposite such Member's name on Schedule A plus (ii) the aggregate net fair market value of property (after taking into account all liabilities associated therewith) contributed by each Member (the "Agreed Value"). No Member shall make, or be required to make, any additional Capital Contributions to the Company without the prior unanimous approval of the Management Board. No interest shall be paid on any Capital Contributions.

        8.2    Members' Capital Accounts.

          (a)  Capital Accounts shall initially be in the amounts reflected on Schedule A and thereafter shall be maintained for each Member in accordance with the definition of Capital Account set forth in item (g) of Schedule B and with the principles set forth in Schedule D hereto. The Members acknowledge that certain non-cash contributions have been made by each Member to the Company and the Agreed Value of these contributions has been taken into account by the parties in arriving at their respective Initial Percentage Interests.

          (b)  No Member shall be required to make any further contribution to the capital of the Company to restore a loss, to discharge any liability of the Company or for any other purpose; nor shall any Member personally be liable for any liabilities of the Company or of any other Member except as provided by law or this Agreement.

          (c)  For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Members' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes, taking into account any adjustments required pursuant to Section 704(b) or Section 704(c) of the Code and the applicable regulations thereunder, as more fully described in Schedule D.

        8.3    Member's Loans to the Company. At any time that the Management Board determines that it is in the best interest of the Company to borrow money for the purpose of funding the capital cost of a specific project, the Company shall first request such loan from the Members in proportion to their Percentage Interest (the "Member Loan"). The Company shall give the Members notice of the amount which the Company desires to borrow and the Members shall have the option, in each Member's sole discretion, to make the Member Loan. If one Member elects not to make the Member Loan, or elects to make a Member Loan in an amount less than in proportion to its Percentage Interest, the other Members may loan additional amounts required to cover the entire amount requested. The loans shall be at a fixed annual interest rate equal to 6.75 points over the prime rate in effect on the date of such loan as reflected in the West edition of the Wall Street Journal. Loans which are not funded by the Members may, in the discretion of the Management Board, be arranged through banks or other institutional lenders.

ARTICLE IX
Allocation of Profits and Losses; Distributions

        9.1    Allocation of Profits and Losses.

          (a)    Profits Generally.    Profits shall be allocated to the Members as follows:

              (i)  to the extent Losses have been allocated to the Members pursuant to Section 9.1(b), Profits shall be allocated to the Members in proportion to the earlier allocation of Losses allocated pursuant to such Section to offset (on a cumulative basis) the Losses allocated pursuant to such Section for all prior periods; and

            (ii)  remaining Profits shall be allocated to the Members in proportion to the Members' respective Percentage Interests.

          (b)    Losses Generally.    Losses shall be allocated to the Members as follows:

              (i)  to the extent Profits have been allocated to the Members pursuant to Section 9.1(a)(2) hereof, Losses shall be allocated to the Members in proportion to the earlier allocation of Profits allocated pursuant to such Section to offset (on a cumulative basis) the Profits allocated pursuant to such Section for all prior periods; and

            (ii)  remaining Losses shall be allocated in proportion to the Members' respective positive Capital Account balances until such balances are reduced to zero, and thereafter in proportion to the members' respective Percentage Interests.

        9.2    Accounting.    The Company's books shall be kept on the accrual basis of accounting. The fiscal year of the Company shall be the calendar year. The Management Board, on or before March 1 following the end of each fiscal year, shall cause to be prepared and delivered to each of the Members an annual financial report for the Company, reviewed at the expense of the Company by an independent certified public accountant acceptable to all the Members, and prepared in accordance with generally accepted accounting principles, consistently applied. Upon receipt of a written request from either Member, the Company shall cause any particular future annual financial report or reports to be audited rather than reviewed.

        9.3    Mandatory Distributions.    Within 90 days after the close of each fiscal year, the Company shall make cash distributions to the Members, in proportion to their respective Percentage Interests as of the end of such fiscal year, in an aggregate amount equal to Excess Cash Flow for such fiscal year.

        9.4    Optional Distributions.    The Company may make optional cash distributions to the Members when, as and if determined by the Management Board and all distributions under this Section 9.4 shall be made among the Members in proportion to their Percentage Interests. Assets or cash available for distribution in connection with the termination and winding up of the Company shall be distributed in accordance with the provisions of Section 11.2.

ARTICLE X
Transfer of Interests; Options, Effect of Withdrawal Events

        10.1    Right to Transfer.    Except for the grant of a security interest by either Member to any bank or institutional lender (the "Lender") from which such Member has previously borrowed or hereafter borrows funds, no Member shall be entitled to sell, mortgage, hypothecate, transfer, pledge, assign, donate, create a security interest in or lien on, encumber, give, place in trust (voting or other) or otherwise dispose of (hereinafter "transfer") its Percentage Interest or any portion thereof except pursuant to this Article 10 or with the consent of all Members (which may be granted or withheld in their sole discretion). Any attempted transfer of a Percentage Interest other than in accordance with the preceding sentence shall be null and void and be of no force or effect. In the event that the Lender takes any action to foreclose on its security interest in a Member's Percentage Interest, the other Member shall have the rights described in Section 10.5.

        10.2    APCOA Call Option.    After the completion of the sixth fiscal year of operations of the Company, that is after the year 2002, APCOA shall have the option to acquire 20% (the "Option Interest") of Executive's initial Percentage Interest in the Company (as set forth on Schedule A). APCOA shall also have the option to acquire additional Option Interests from Executive after the completion of the years 2003, 2004, 2005 and 2006. APCOA's option rights hereunder shall be cumulative so that any options hereunder which are not exercised in the Year in which the option first existed may be exercised during any subsequent period in which any other option granted to APCOA in this Section 10.2 may be exercised. APCOA's options hereunder may be exercised at any time during the thirty day period (the "Option Period") following APCOA's receipt of the Company's annual financial statement for the preceding year as required by Section 9.2. Exercise of the Option shall be made by APCOAS delivery to Executive of a written notice of exercise of the option which shall set forth the number of Option Interests being acquired by APCOA (which may be one or more than one if APCOA is exercising options not previously exercised by it in prior Option Periods) and APCOA's computation of the Option Price (which shall be computed as hereafter set forth). The notice shall be accompanied by APCOA's check for the amount of the Option Price. In the event of APCOA's exercise of any option granted hereunder, the effective date of the exercise shall be deemed to be January 1 of the year in which the notice is sent by APCOA. The Option Price for the exercise of any option hereunder by APCOA shall be computed in accordance with the following formula:

Option Price =	[Number of] Option Interests being Acquired]	x [20%] x	[Executive's Initial Percentage Interest]	x [5] x	[Recast Pretax Profit of the Company for the Prior Fiscal Year]

Within thirty days after Executive's receipt of a notice of exercise by APCOA hereunder and a check for the Option Price, Executive shall deliver to APCOA an executed Assignment of Limited Liability Company Interest in the form of Schedule E.

        10.3    Executive Call Option.    If APCOA has not given notice of its exercise of its options to purchase all of Executive's Percentage Interest in the Company on or before the expiration of the Option Period commencing after the completion of the year 2006 (the "Last Option Period"), Executive shall have the option to purchase all, but not less than all, of APCOA's Percentage Interest in the Company determined as of the expiration of such Option Period. Executive's option shall be exercised within sixty days after the expiration of the Last Option Period. Exercise of Executive's option shall be made by delivery to APCOA of a written notice of exercise accompanied by Executive's check for the Option Price for APCOA's initial Percentage Interest in the Company (as set forth on Schedule A). Such Option Price shall be the product of (i) APCOA's initial Percentage Interest times (ii) five times (iii) the Recast Pretax Profit of the Company for the year 2006. Executive's purchase of APCOA's initial Percentage Interest in accordance with this Section 10.3 shall be effective as of January 1 of the year in which Executive's option is exercised. By delivery of its notice of exercise, Executive shall be deemed also to have agreed to repurchase any remaining interest owned by APCOA in the Company (over and above its initial Percentage Interest) Which additional repurchase shall occur in such number of successive annual installments (Commencing in the Option Period following the completion of the year 2007) as shall equal the number of Option Interests previously acquired by APCOA pursuant to Section 10.2. Each such annual installment purchase or purchases shall be effective as of January 1 in the year in Which such installment purchase occurs and shall be at an Option Price determined in accordance with the following formula:

Option Price =	[20%] x	[Executive's Initial Percentage Interest]	x [5] x	[Recast Pretax Profit of the Company for the Prior Fiscal Year]

APCOA shall remain a Member of the Company until its entire interest is acquired hereunder. If Executive exercises its option under this Section 10.3, APCOA shall deliver Assignments of Limited Liability Company Interests to Executive as APCOA's interests are purchased and paid f or hereunder.

        10.4    Executive Put Option.    In the event that APCOA has not given notice of its exercise of its options to purchase all of Executive's Percentage Interest in the Company on or before the expiration of the Last Option Period and Executive has not given notice to APCOA, within sixty days after the expiration of the Last Option Period and in the manner required by Section 10.3, of Executive's exercise of its option to purchase all of APCOA's percentage Interest pursuant to Section 10.3, Executive shall then have the option (the "Executive Put Option") to cause APCOA to purchase all, but not less than all, of Executive's percentage Interest. The Executive Put Option shall be exercised within 1 20 days after the expiration of the Last Option Period and, if exercised, shall be effective as of January 1 in the year of exercise. Exercise of the Executive Put Option shall be made by delivery by Executive to APCOA of a written notice of exercise accompanied by an executed Assignment of Limited Liability Company Interest to APCOA covering the entire Percentage Interest of Executive. The Option Price for Executive's Percentage Interest shall be computed as follows:

Option Price =	[Executive's Member's Percentage Interest]	x [5] x	[Recast Pretax Profit of the Company for the Prior Fiscal Year]

The Option Price shall be paid by APCOA to Executive in two equal annual installments, the first of which shall be due 30 days after the delivery by Executive of its notice of exercise of the Executive Put

Option and the second of which shall be due on the first anniversary of such 30-day date. Executive shall cease to be a Member as of January 1 in the year of exercise of the Executive Put Option but shall retain all rights hereunder to receive full payment of the Option Price.

        10.5    APCOA Put Option.    In the event that APCOA has not given notice of its exercise of its options to purchase all of Executive's Percentage Interest in the Company on yr before the expiration of the Last Option Period and Executive has not given notice to APCOA, within sixty days after the expiration of the Last Option Period and in the manner required by Section 10.3, of Executive's exercise of its option to purchase all of APCOA's Percentage Interest pursuant to Section 10.3 and Executive has not given notice to APCOA, Within 120 days after the expiration of the Last Option Period and in the manner required by Section 10.4 of Executive's exercise of the Executive Put Option and APCOA's Percentage Interest as of the end of the year 2006 is less than 50%, APCOA shall then have the option (the "APCOA Put Option") to cause Executive to purchase all, but not less than all, of APCOA's Percentage Interest. The APCOA Put Option shall be exercised within 180 days after the expiration of the Last Option Period and, if exercised, shall be effective as of January 1 in the year of exercise. Exercise of the Executive Put Option shall be made by APCOA to Executive of a written notice of exercise accompanied by an executed Assignment of Limited Liability Company Interest to Executive covering APCOA's entire Percentage Interest. The Option Price for APCOA's Percentage Interest shall be computed as follows:

Option Price =	[APCOA's Percentage Interest]	x [5] x	[Recast Pretax Profit of the Company for the Prior Fiscal Year]

The Option Price shall be paid by Executive to APCOA in two equal annual installments, the first of which shall be due 30 days after the delivery by APCOA of its notice of exercise of the APCOA Put Option and the second of which shall be due on the first anniversary of such 30-day date. APCOA shall cease to be a Member as of January 1 in the year of exercise of the APCOA Put Option but shall retain all rights hereunder to receive full payment of the Option Price.

        10.6    Special Call Option in Event of Foreclosure.    In the event that Lender forecloses on all or part of its security interest in a Member's (the "Foreclosed Member") Percentage Interest in the Company, the other Member shall have the right, but not the obligation, to acquire all of the Foreclosed Member's Percentage Interest (including the portion on which the Lender has foreclosed) for an Option Price equal to the product of (i) the Foreclosed Member's Percentage Interest times (ii) five times (iii) the Recast Pretax Profit of the Company for the Fiscal Year immediately preceding the year in which the foreclosure occurs. The option shall be exercised by the other Member's delivery of written notice of exercise to the Foreclosed Member and to the Lender within 120 days after the other Member receives written notice of the Lender's exercise of its foreclosure rights under its security interest. The other Member's written notice to the Foreclosed Member of exercise shall be accompanied by the other Member's check (which shall be made payable jointly to the Foreclosed Member and Lender) for the Option Price. Upon the Foreclosed Member's receipt of such notice and check, it shall deliver to the other Member an Assignment of Limited Liability Company Interest for the Foreclosed Member's Percentage Interest. Any purchase by the other Member pursuant to this Section 10.6 shall be effective as of the date of delivery of the other Member's notice and check to the Foreclosed Member.

        10.7    APCOA's Special Call Option in Event of Disposition by Simmons or Stark.    In the event that, at any time that APCOA remains a Member, (i) either Ed Simmons or Dale Stark sells, transfers or otherwise disposes of any portion of his interest in Executive other than transfers

          (a)  by will or gift to or on behalf of either such individual's direct descendants and members of their immediate family;

          (b)  to an entity, trust or a partnership of which Simmons or Stark is the controlling owner, trustee or general partner and of which Simmons, Stark and/or their direct descendants and members of their immediate families are the sole beneficiaries; and

          (c)  to other officers or employees of Executive; or

          (d)  the collective beneficial ownership in Executive of Simmons, Stark and/or their direct descendants and members of their immediate families is reduced below eighty percent for any reason, APCOA shall have the right, but not the obligation, to acquire all of Executive's Percentage Interest for an Option Price equal to the product of (a) Executive's Percentage Interest times (b) 2.5 times (c) the Recast Pretax Profit of the Company for the Fiscal Year immediately preceding the year in which such sale, transfer or disposition occurs. The option shall be exercised by APCOA's delivery of written notice of exercise to Executive within 120 days after APCOA receives written notice of such sale, transfer or disposition. APCOA's written notice to Executive of exercise shall be accompanied by APCOA's check (which shall be made payable to Executive) for the Option Price. Upon Executive's receipt of such notice and check, it shall deliver to APCOA an Assignment of Limited Liability Company Interest for Executive's Percentage Interest. Any purchase by APCOA pursuant to this Section 10.7 shall be effective as of the date of delivery of APCOA's notice and check to Executive. Executive agrees to provide APCOA, within 30 days after the end of each calendar year, a certificate, signed by Executive's chief executive officer, confirming the names and ownership interests of each of Executive's stockholders as of the end of such calendar year.

        10.8    Special Put and Call Options Relating to Executive Management Agreement.

          (a)  In the event that:

              (i)  the term of the Executive Management Agreement expires by reason of the deaths of both Stark and Simmons or the death of either Stark or Simmons after the other has become totally disabled as described in Section 2.1 (b) thereof (a "Death Termination");

            (ii)  the term of the Executive Management Agreement is terminated by reason of both Stark and Simmons becoming totally disabled or Simmons or Stark becoming totally disabled after the death of the other; or

            (iii)  the Executive Management Agreement is terminated pursuant to Section 6.1 (a), (c) or (d) thereof

  (the events described in subsections (ii) and (iii) hereof being each hereafter referred to as a Disability or For Cause Termination") then APCOA and Executive shall have the rights specified below.

          (b)  Upon the occurrence of a Death Termination or a Disability or For Cause Termination, Executive shall then have the option (the "Executive Termination Put Option") to cause APCOA to purchase all, but not less than all, of Executive's Percentage Interest. The Executive Termination Put Option shall be exercised within 60 days after the date upon which the Executive Management Agreement was terminated (the "Termination Date") and, if exercised, shall be effective as of the Termination Date. Exercise of the Executive Termination Put Option shall be made by delivery by Executive to APCOA of a written notice of exercise accompanied by an executed Assignment of

  Limited Liability Company Interest to APCOA covering the entire Percentage Interest of Executive. The Option Price for Executive's Percentage Interest shall be computed as follows:

Option Price =	[Executive's Percentage Interest]	x [5] x	[Recast Pretax Profit of the Company for the Fiscal Year prior to the Termination Date]

  In the event that the Executive Termination Put Option is based on the occurrence of a Death Termination, the Option Price shall be paid by APCOA to Executive within 90 days of the Termination Date. In the event that the Executive Termination Put Option is based on the occurrence of a Disability or For Cause Termination, the Option Price shall be paid by APCOA to Executive in such number of equal annual installments as shall equal the lesser of three or the number of years remaining in the original 10-year term of the Executive Management Agreement. The first payment shall be made 30 days after the delivery by Executive of its notice of exercise of the Executive Termination Put Option. Subsequent installments shall be due on the anniversary dates of the first payment date and shall bear interest from the first such payment date at an annual rate equal to the prime rate on such date plus two points. If Executive exercises the Executive Termination Put Option, Executive shall cease to be a Member as of the Termination Date but shall retain all rights hereunder to receive full payment of the Option Price.

          (c)  In the event of the occurrence of a Death Termination or a Disability or For Cause Termination and in the event that Executive fails to exercise the Executive Termination Put Option in the manner described in Section 10.8 (b), APCOA shall then have the option (the "APCOA Termination Call Option") to purchase all, but not less than all, of Executive's Percentage Interest. The APCOA Termination Call Option shall be exercised within 120 days after the Termination Date and, if exercised, shall be effective as of the Termination Date. The Option Price for APCOA's Percentage Interest shall be computed as follows:

Option Price =	[Executive's Percentage Interest]	x [5] x	[Recast Pretax Profit of the Company for the Fiscal Year prior to the Termination Date]

  Exercise of the APCOA Termination Call Option shall be made by delivery by APCOA to Executive of a written notice of exercise accompanied by APCOA's check for the Option Price or for the first installment of the Option Price, whichever is required by this Section 10.8 (c). In the event that the APCOA Termination Call Option is based on the occurrence of a Death Termination, the Option Price shall be paid by APCOA to Executive with, and as a condition to the effectiveness of, the delivery by APCOA of notice of its exercise of the APCOA Termination Call Option. In the event that the APCOA Termination Call Option is based on the occurrence of a Disability or For Cause Termination, the Option Price shall be paid by APCOA to Executive in such number of equal annual installments as shall equal the lesser of three or the number of years remaining in the original 10-year term of the Executive Management Agreement. The first payment shall be made with, and as a condition to the effectiveness of, the delivery by APCOA of its notice of exercise of the APCOA Termination Call Option. Subsequent installments shall be due on the anniversary dates of the first such payment date and shall bear interest from such date at an annual rate equal to the prime rate on such date plus two points. Upon Executive's receipt of APCOA's notice of exercise and payment of the Option Price (or the first installment thereof), Executive shall deliver to APCOA an Assignment of Limited Liability Company Interest for

  Executive's Percentage Interest. If APCOA exercises the APCOA Termination Call Option, Executive shall cease to be a Member as of the Termination Date occurs but shall retain all rights hereunder to receive full payment of the Option Price.

        10.9    Special Call Option in Event of Bankruptcy.    In the event of a Bankruptcy Event (as defined below) with respect to a Member (the "Bankrupt Member"), the other Member shall have the right, but not the obligation, to acquire all of the Bankrupt Member's Percentage Interest for an Option Price equal to the product of (i) the Bankrupt Member's Percentage Interest times (ii) five times (iii) the Recast Pretax Profit of the Company for the Fiscal Year immediately preceding the year in which the Bankruptcy Event occurs. The option shall be exercised by the other Member's delivery of written notice of exercise to the Bankrupt Member within 120 days after the other Member receives written notice of the Bankruptcy Event. The other Member's written notice to the Bankrupt Member of exercise shall be accompanied by the other Member's check (which shall be made payable to the Bankrupt Member) for the Option Price. Upon the Bankrupt Member's receipt of such notice and check, it shall deliver to the other Member an Assignment of Limited Liability Company Interest for the Bankrupt Member's Percentage Interest. Any purchase by the other Member pursuant to this Section 10.9 shall be effective as of the date of delivery of the other Member's notice and check to the Bankrupt Member. For purposes of this Section 10.9, a "Bankruptcy Event" shall mean (i) a custodian, agent, assignee, conservator, sequestrator, receiver, liquidator or trustee of a Member is appointed by court order; (ii) a Member is adjudicated bankrupt or insolvent; (iii) a petition is filed against a Member under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, and is not dismissed within forty-five (45) days after such filing; or (iv) a Member shall file a petition in voluntary bankruptcy or seek relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or consent to the filing of any petition against it under any such law.

        10.10    Special Put on Sale of APCOA.    In the event that (i) upon the consummation of any transaction, more than 50% of the voting control of APCOA becomes owned by a third party (other than Holberg Industries, Inc. or one or more of its Affiliates), some or all of the business of which (immediately prior to such consummation) was the operation of parking facilities in material competition with APCOA or (ii) substantially all of the assets of APCOA are transferred to a third party (other than Holberg Industries, Inc. or one or more of its Affiliates), some or all of the business of which (immediately prior to such consummation) was the operation of parking facilities in material competition with APCOA (the events described in Subsections (i) and (ii) being referred to as a "Sale to Competitor," then Executive shall then have the option (the "Executive Competitor Put Option") to cause APCOA to purchase all, but not less than all, of Executive's Percentage Interest. APCOA shall give Executive written notice of a Sale to Competitor at least 60 days prior to the consummation thereof. The Executive Competitor Put Option shall be exercised within 30 days after Executive's receipt of such written notice and, if exercised, shall be effective as of the effective date of the Sale to Competitor. Exercise of the Executive Competitor Put Option shall be made by delivery by Executive to APCOA of a written notice of exercise accompanied by an executed Assignment of Limited Liability Company Interest to APCOA covering the entire Percentage Interest of Executive. The Option Price for Executive's Percentage Interest shall be computed as follows:

Option Price =	[Executive's Member's Percentage Interest]	x [5] x	[Recast Pretax Profit of the Company for the last Fiscal Year prior to the Sale to Competitor]

The Option Price shall be paid by APCOA to Executive in cash on the effective date of the Sale to Competitor. Executive shall cease to be a Member as of the effective date of the Sale to Competitor but shall retain all rights hereunder to receive full payment of the Option Price.

        10.11    Distributions and Allocations in Respect of Transferred Interest.    If any Percentage Interest is transferred during any accounting period (other than as of January 1 thereof) to a Member in compliance with the provisions of this Article 10, Profits, Losses, each item thereof and all other items attributable to such Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Article 10 hereof and Code Section 706(d), using the effective date of the transfer as the date upon which the change in ownership of the Percentage Interest occurred, and using any conventions permitted by law and selected by the unanimous action of the remaining Members (including the Member whose interest is being transferred). All distributions on or before the effective date of the transfer shall be made to the transferor and all distributions thereafter shall be made to the transferee. Neither the Company nor any Manager or Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.5, whether or not any of them has knowledge of any transfer of ownership of any Percentage Interest.

        10.12    Effect of Withdrawal Events.

          (a)    No Resignation.    No Member shall be entitled to resign as a Member, except in connection with a transfer of such Member's entire Percentage Interest in the Company in compliance with the terms and conditions of this Article 10.

          (b)    No Other Withdrawal.    Except as expressly provided in this Section 10.9 and in Section 11.2 in connection with the termination and winding up of the Company, the Company shall not be obligated to repurchase the Percentage Interest of any Member, nor shall a Member be entitled to receive any other payment or distribution in connection with its withdrawal from the Company.

        10.13    Effect of Purchase.    If the Percentage Interest of any Member is completely purchased by the other Member pursuant to this Article 10, the rights (other than the right to receive payment of the Option Price) and obligations (other than obligations which have accrued prior to the date of consummation of such purchase) under this Agreement of the Member whose Percentage Interest has been purchased shall terminate upon the consummation of such purchase; provided, however, that the provisions of the Executive Management and Noncompetition Agreement shall not be affected by this Section 10.10.

ARTICLE XI
Dissolution, Liquidation and Winding Up

        11.1    Dissolution and Winding Up of the Company.

          (a)  The Company shall dissolve upon the first to occur of: (1) the unanimous agreement of the Members in writing; (2) the expiration of 20 years after the Effective Date; or (3) the occurrence of a Withdrawal Event as to any Member, unless at such time the Majority-in-Interest of the remaining Members or, if applicable, the sole remaining Member agrees to continue the Company within ninety (90) days after the occurrence of such Withdrawal Event. The Company shall be wound up by a person or persons to be elected by the Management Board from time to time.

          (b)  In the event of the dissolution of the Company as provided for in Section 11.1(a), the proceeds of liquidation of the Company's assets, and any assets that are to be distributed in cash or in kind, shall be applied as follows:

          First, there shall be paid the costs of the sale of the Company's assets and the liquidation and dissolution of the Company, including accounting and legal fees and other expenses, and payment or reasonable provision for payment shall be made for creditors of the Company, including loans or other debts and liabilities of the Company to the Members or their Affiliates to the extent permitted by Sections 18-804 (a) (1) of the Delaware Act.

          Second, any remaining proceeds of liquidation, and any assets that are to be distributed in kind, shall be distributed to the Members in accordance with their respective positive Capital Account balances, as determined after taking into account all adjustments to such Capital Accounts for the fiscal year of the Company during which such distribution occurs, as promptly as practicable, but in any event within the time required by Treasury Regulations § 1.704-1(b) (2) (ii) (b) (2).

          (c)  This Agreement shall continue in full force and effect during the winding-up of the Company pursuant to Article 11. Upon completion of the winding-up of the Company pursuant to Section 11.1, a certificate of cancellation for the Company shall be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and upon such certificate of cancellation becoming effective, the Company shall be terminated.

          (d)  A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Company to minimize losses, provided that liquidating distributions shall be made within the time specified in Treasury Regulations § 1.704-1 (b) (2) (ii) (b) (2).

          (e)  Each of the Members shall be furnished with a statement prepared by, or under the supervision of, the Members, which shall set forth the assets and liabilities of the Company as of the date of the complete liquidation.

ARTICLE XII
Alternative Dispute Resolution and Binding Arbitration

        12.1    Executive Review.    Either Member shall have the right, at any time after good faith efforts have failed to resolve a dispute over a material matter arising under this Agreement, to request review of such matter by the respective senior executive officers of each of Member ("Executive Review"). Either Member may exercise its right to request Executive Review by providing a written notice to the other. The respective senior executive officers shall meet within thirty (30) days of the date such notice is delivered to the other party, and shall engage in good faith efforts to resolve the dispute. Within thirty (30) days of such meeting, the senior executive officers shall deliver written notices to the Company stating whether they have been able to resolve the dispute, and the nature of their decision if they have resolved the dispute. Any such decision shall be binding on the Company, the Members and the Managers.

        12.2    Mediation.    If a claim, dispute or disagreement arising out of, or relating to this Agreement or the performance thereof (collectively "Claim") exists between the Members and such Claim cannot be settled by Executive Review, either Member may elect to submit the Claim to mediation before a neutral retired judge of the Superior Court of Los Angeles County (the "Mediator"). If either party so elects, the other party shall submit to mediation before a Mediator selected by mutual agreement of the Members or, if no agreement on the selection of a Mediator has been reached within thirty (30) days, before a Mediator selected by Judicial Arbitration & Mediation Services, Inc. ("JAMS") located at 3340 Ocean Park Blvd., Suite 1050, Santa Monica, CA 90405 (or any successor organization). The mediation shall be conducted as follows:

              (i)  Notwithstanding any legal decision to the contrary, including, without limitation, Bowles Financial Group v. Stifel Nicolaus & Co., 22 F.3d 1010 (10th Cir. 1994), the parties hereby agree, pursuant to, without limitation, California Evidence Code Sections 1152 and 1152.5, that any communications, written or oral, including, but not limited to, statements made and evidence introduced, during the course of any mediation conducted pursuant to these provisions of the Agreement shall be conclusively deemed to constitute privileged and confidential settlement discussions made in the course of mediation and shall not be admissible in any subsequent proceeding pursuant to the provisions of this Agreement;

            (ii)  Mediator shall not have authority to impose a settlement upon the parties, but will assist in attempting to reach a satisfactory resolution of the Claim. The Mediator shall end the mediation whenever, in his judgment, further efforts at mediation would not contribute to a resolution of the Claim;

            (iii)  Any agreement reached in mediation shall be binding upon the Company, the Members and the Managers; and

            (iv)  Each party shall bear all of its own legal fees, costs and expenses of meditation and one-half of the costs of the Mediator.

        12.3    Binding Arbitration.    If good faith negotiations among the parties do not resolve such claim in accordance with Sections 12.1 and 12.2, such unresolved Claim, including, but not limited to, questions as to whether a matter is governed by this arbitration clause, shall be subject to arbitration. Such arbitration shall be conducted by a neutral retired judge of the Superior Court of Los Angeles County (the "Arbitrator") in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining (the "Rules"), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement, unless the parties mutually agree otherwise, and pursuant to the following procedures:

          (a)  Within fifteen (15) days after the commencement of arbitration, the Arbitrator shall be selected by the mutual agreement of the Member. If the Members are unable or fail to agree upon the Arbitrator, then the Arbitrator shall be appointed in the manner provided in California Code of Civil Procedure Section 1281.6. Prior to the commencement of hearings, the Arbitrator appointed shall take an oath of impartiality.

          (b)  All proceedings before the Arbitrator appointed shall be held in Los Angeles, California. The governing law shall be as specified in Section 1 3.3 of the Agreement.

          (c)  The Members shall allow and participate in reasonable discovery in accordance with the Federal Rules of Civil Procedure for a period of thirty (30) days after filing of the answers or other responsive pleadings. Such discovery shall be coordinated by the Arbitrator in a pre-hearing conference. Unresolved discovery disputes may be brought to the attention of and resolved by the Arbitrator.

          (d)  Each party shall bear all of its own legal fees, costs and expenses of arbitration and one-half of the costs of the Arbitrator.

          (e)  The award rendered by the Arbitrator shall be final, and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

          (f)    The existence and resolution of the arbitration shall be kept confidential by the Company, the Members and the Managers and shall also be kept confidential by the Arbitrator.

          (g)  The Arbitrator shall have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not make any ruling, finding or award that does not conform to terms and conditions of the Agreement.

ARTICLE XIII
Miscellaneous Provisions

        13.1    Notices.    Any notice or communication required or permitted to be given by any provision of this Agreement shall be given in writing and may be effected by facsimile (with a concurrent copy by other approved means) deemed to have been given and received for all purchases when delivered personally to the party to whom the same is directed or when mailed or sent by overnight delivery service, charges prepaid, addressed to the party to whom the directed at the address set forth in Schedule A to this Agreement, or such other address as the Company has received written notice from time to time.

        13.2    Books of Accounts and Records.    Proper and complete records and books of account shall be kept or shall be caused to be kept by the Management Board, in which shall be entered fully and accurately all transactions and other matters relating to the Company's business in the detail and completeness customary and usual for businesses of the type engaged in by the Company. The books and records shall at all times be maintained at the principal executive offices of the Company and shall be open to the reasonable inspection and examination of the Members or their duly authorized representatives during reasonable business hours.

        13.3    Governing Law.    Except as otherwise expressly provided herein, this Agreement and the rights of the Members hereunder shall be governed by the laws of the State of Delaware.

        13.4    Waiver of Action for Partition.    Each Member irrevocably waives any right that he may have to maintain any action for partition with respect to the property of the Company.

        13.5    Amendments.    This Agreement may be amended only by unanimous agreement of the Members.

        13.6    Construction.    Whenever the singular is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

        13.7    Entire Agreement.    This Agreement, the Contribution Agreement, the Executive Management Agreement and the other documents referenced therein contain the entire understanding among the parties with respect to the subject matter hereof and supersede any prior understandings and agreements, whether written or oral, with respect to such subject matter.

        13.8    Severability.    If any provision of this Agreement or its application to any person or circumstance shall, for any reason and to any extent, be invalid, illegal or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforceable to the fullest.

        13.9    Heirs, Successors and Assigns.    Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns.

        13.10    Third Party Beneficiaries.    None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including without limitation any creditors of the Company.

        13.11    Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

        13.12    Federal Income Tax Elections.    The Company may (but is not required to) make (by unanimous action of the Management Board) any tax election available to the Company under applicable law including, without limitation, an election pursuant to Section 754 of the Code to adjust the basis of assets of the Company.

        13.13    Master Management Agreements.    Concurrently herewith each Member is entering into one or more management agreements with the Company, pursuant to which the Company shall be responsible for managing certain Company Locations that otherwise would have constituted Contributed Locations contributed by such Member to the Company (each such agreement, a "Master Management Agreement"; it being agreed that the Executive Management Agreement is not a Master Management Agreement). Notwithstanding anything to the contrary that may be set forth in any Master Management Agreement, no Member shall have greater rights, duties and obligations under any such Master Management Agreement with respect to the Company and/or the other Member, than would have been the case had all Company Locations covered by such Master Management Agreement been contributed to the Company rather than being the subject of such Master Management Agreement. Without limiting the generality of the foregoing, and notwithstanding any contrary provision of any Master Management Agreement, no Member shall have any rights against either the other Member or the Company under any of paragraphs 4.4, 6.3, 10.1, 10.2, and 11.1 of the Master Management Agreement(s) to which such Member is a party. In the event of any inconsistency between any Master Management Agreement and this Agreement, this Agreement shall control.

        IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

MEMBERS:
APCOA, INC.
By	/s/ MICHAEL CELEBREZZE

Its	Senior Vice President and Chief Financial Officer

S & S PARKING, INC., (formerly EXECUTIVE PARKING, INC.)
By	/s/ EDWARD SIMMONS

Its	President

SCHEDULE B

Definitions

Certain capitalized words and phrases used in this Agreement shall have the following meanings:

        (a)  "Administrative Costs" means the costs, expenses and charges for off-site supervision or administration (including, without limitation, the entire Executive Management and Noncompetition Fee and the entire APCOA Management and Noncompetition Fee) calculated on the accrual basis of accounting and in a manner consistent with past practices.

        (b)  "Acquired California Location" is defined in Section 5.8(b).

        (c)  "Affiliate", when used with respect to a specified person, means a person that:

          (1)  directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person;

          (2)  is a director, officer, employee, trustee, general partner member or manager of, or an owner of an equity interest of ten percent (10%) or more or a beneficiary of a trust owning an equity interest of ten percent (10%) or more in, such specified person or any person specified in paragraph (1) above; or

          (3)  is a member of the immediate family of such specified person or any person specified in paragraph (1) or (2) above. For purposes hereof, the members of a person's immediate family shall be such person's parents, grandparents, spouse, children, grandchildren, siblings and children of siblings.

        For purposes of this definition, the term "control" (and any derivative thereof) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise.

        (d)  "Agreement" means this Limited Liability Company Agreement, as originally executed and as amended from time to time in accordance with Section 13.6 hereof.

        (e)  "Bankruptcy Event" means, with respect to any Member:

          (1)  the making of an assignment for the benefit of creditors;

          (2)  the filing of a voluntary petition in bankruptcy;

          (3)  the adjudication of bankruptcy or insolvency, or the entry of an order for relief, in any bankruptcy or insolvency proceeding;

          (4)  the filing of a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

          (5)  the filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of a nature described in (1)—(4) above;

          (6)  seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of his properties;

          (7)  the foreclosure by a secured creditor under any security interest granted in a Member's Percentage Interest in the Company, or

          (8)  the passage of 120 days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar

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  relief under any statute, law or regulations, if the proceeding has not been dismissed, or the passage of 100 days after the appointment without his consent or acquiescence of a trustee, receiver or liquidator of the Member or of all or any substantial part of his properties, if the appointment is not vacated or stayed, or the passage of 100 days after the expiration of any such stay, if the appointment is not vacated.

        (f)    "Base Gross Profit" means, as to each of the Company Locations, the gross revenues or fees or accrued by the Company pursuant to the terms of the applicable parking contract, including (but not limited to) lease agreements and management contracts, less all operating expenses accrued in connection with the operation of each of the Company's locations. The calculation of Base Gross Profit shall be computed before any deductions or allocation for depreciation or amortization, but shall include all other profit centers, such as uniforms and supplies, allocable to a Company Location.

        (g)  "Capital Account" means, as to a Member, the account established and maintained for such Member pursuant to Article 8 hereof. The amount of cash and the Agreed Value (as defined in Section 8.1) of Contributed Property (defined in Schedule D) contributed to the Company by each Member (net of liabilities assumed by the Company or to which any such Contributed Property is subject) shall be credited to such Member's Capital Account; and from time to time, but not less often than annually, the share of each Member in Profits, Losses and distributions shall be credited or charged to such Member's Capital Account. The determination of Members' Capital Accounts, and any adjustments thereto, shall be made consistent with tax accounting and other principles set forth in Section 704(b) of the Code and the applicable regulations thereunder.

        (h)  "Capital Contribution" means the amount in cash and Agreed Value (as defined in Section 8.1) of property contributed by each Member (or its predecessors in interest) to the capital of the Company for its Percentage Interest, as set forth on Schedule A attached hereto.

        (i)    "Code" means the Internal Revenue Code of 1986, as amended, or corresponding provisions of succeeding federal revenue laws.

        (j)    "Company" means Executive Parking of California, L.L.C.

        (k)  "Company Locations" means all parking facilities operated by the Company, including the Contributed Locations.

        (l)    "Contributed Locations" means the locations contributed by Executive and APCOA to the Company as set forth on Schedule F.

        (m)  "Contribution Agreement" means the agreement among the Company and the Members executed contemporaneously with this Agreement and dated as of December 31, 1996.

        (n)  "Delaware Act" means the Delaware Limited Liability Company Act, Delaware Code Title 6, Chapter 18 (Sections 18-101, et seq.), as amended from time to time (or any corresponding provisions of succeeding law).

        (o)  "Effective Date" is defined in the Preamble.

        (p)  "Executive Management Agreement" is defined in Section 5.9 (a).

        (q)  "Executive Management and Noncompetition Fee" is defined in Section 5.9(b).

        (r)  "Excess Cash Flow" means, with respect to any fiscal year, the sum of the gross revenues received by the Company during such year from Company operations (other than revenue attributable to transactions not in the ordinary course of business) reduced by the sum of all operating expenses of the Company paid during such year (including the APCOA Management and Noncompetition Fee and the Executive Management and Noncompetition Fee and all other salaries and management fees but excluding any expenses attributable to cost recovery items, depreciation, amortization and other

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non-cash deductions plus the net cash revenues received by the Company in such fiscal year as a result of transactions not in the ordinary course of business plus net loan proceeds, net insurance proceeds and net condemnation proceeds received by the Company during the fiscal year, plus any monies previously held in any cash reserve but determined no longer to be needed to be so held less capital expenditures (or reserves for capital expenditures for such fiscal year), less loan repayments, and less such reasonable cash reserves as may be determined by the Management Board.

        (s)  "Losses" are defined in item (aa) of this Schedule B.

        (t)    "Management Board" is defined in Section 5.1.

        (u)  "Manager" is defined in Section 5.1.

        (v)  "Majority-in-Interest", when used with respect to the Members, means Members holding more than 50% of the Percentage Interests held in the aggregate by all Members.

        (w)  "Member" means the parties listed on Schedule A and any Person who has been admitted as an additional or substituted Member pursuant to the terms of this Agreement; provided, that, if a Member transfers all of his interest in the Company's Profits, Losses and distributions, from and after the date of such transfer such transferor shall no longer be a Member and shall thereafter have none of the other rights associated with his Member's Interest. "Members" means all such Persons.

        (x)  "Member's Interest" means the entire interest in the Company owned by a Member, including such Member's (1) interest in the Company's Profits, Losses and distributions, (2) rights with respect to the management and administration of the Company, (3) access to or rights to demand or require any information or account of the Company or its affairs, and (4) rights to inspect the books and records of the Company.

        (y)  "Percentage Interest" means a Member's relative share of certain of the Company's Profits, Losses and distributions. The initial Percentage Interest of each Member is as set forth on Schedule A attached hereto and each Member's respective Percentage Interest may only be changed pursuant to Article 10.

        (z)  "Profits" and "Losses" means, for each fiscal year or other period, the profits or losses of the Company as determined for "book" purposes in accordance with the provisions and principles set forth in Sections 704(b) and 704(c) of the Code and applicable regulations thereunder.

        (aa) "Recast Pretax Profit" for any fiscal year means the Base Gross Profit from all Company Locations in such year less all Administrative Costs for such year (other than the APCOA Management and Noncompetition Fee for such year or any other year and other than the Executive Management and Noncompetition Fee for such year or any other year) less Recast Salaries for such year only. Recast Pretax Profit for any fiscal year shall be calculated so as to take into account, on an accrual basis, all items of income and all items of cost or expense other than payments of the APCOA Management and Non-Competition Fee and the Executive Management and Non-competition Fee (without regard to the years to which such payments relate) and other than income, cost or expense derived from transactions not in the ordinary course of business.

        (bb) "Recast Salaries" means the sum of $325,000 for the fiscal year 1997 and such amount increased by 3% per year for each succeeding year.

        (cc) "San Diego Metropolitan Area" shall mean an area within a 30-mile radius of the perimeter of the San Diego Zoo (as it exists on the date of this Agreement).

        (dd) "Treasury Regulations" means the regulations promulgated under the Code, as the same may be amended from time to time, including corresponding provisions of any succeeding regulations.

        (ee) "Withdrawal Event" means the dissolution, occurrence of a Bankruptcy Event or resignation or removal of a Member.

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SCHEDULE D

        For purposes of interpreting and implementing Articles 8 and 9 of the foregoing Limited Liability Company Agreement (the "Agreement"), the following rules shall apply and shall be treated as part of the terms of the Agreement:

          A.    Definitions.    For the purposes of this Schedule, the following terms shall have the meanings indicated unless the context clearly indicates otherwise:

        "Adjusted Capital Account Balance":    means the balance in the Capital Account of a Member as of the end of the relevant fiscal year of the Company, after giving effect to the following: (a) credit to such Capital Account any amounts the Member is obligated to restore, pursuant to the terms of the Agreement or otherwise, or is deemed obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations; and (b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

        "Agreed Value":    means the Agreed Value as determined pursuant to Section 8.1 of the Agreement.

        "Book Value":    means either: (a) with respect to Contributed Property, the Agreed Value (as defined in Section 8.1) of such property reduced (but not below zero) by all amortization, depreciation and cost recovery deductions charged to the Members' Capital Accounts with respect to such property, as well as any other charges for sales, retirements and other dispositions of assets included in a Contributed Property, as of the time of determination; or (b) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination; in either case as adjusted from time to time in accordance with the principles set forth herein.

        "Company Minimum Gain":    shall have the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

        "Contributed Property":    means any property or other consideration (excluding services and cash but including the Contributed Locations), or any interest in property or other Consideration (excluding services and cash but including the Contributed Locations), which is contributed to the Company by a Member.

        "Member Nonrecourse Debt Minimum Gain":    means an amount, with respect to each Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i) of the Treasury Regulations, but substituting the term "Member" for the term "Partner" as the context requires.

        "Member Nonrecourse Debt":    shall have the meaning set forth in Section 1.704-2(b)(4) of the Treasury Regulations, but substituting the term "Member" for the term "Partner" as the context requires.

        "Member Nonrecourse Deductions":    shall have the meaning set forth in Section 1.704-2(i)(2) of the Treasury Regulations, but substituting the term "Member" for the term "Partner" as the context requires. The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Company fiscal year equals the excess, if any, of the net increase, if any, in the amount of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt during that fiscal year over the aggregate amount of any distributions during the fiscal year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.702-2(i)(2) of the Treasury Regulations, but substituting the term "Member" for the term "Partner" as the context requires.

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        "Nonrecourse Deductions":    shall have the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations. The amount of Nonrecourse Deductions for a Company fiscal year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during the fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Section 1.704-2(c) of the Treasury Regulations.

        "Nonrecourse Liability":    shall have the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

          B.    Special Allocation Provisions.

            1.    For purposes of determining the amount of gain or loss to be allocated pursuant to Article 9 of the Agreement, any basis adjustments permitted pursuant to Section 743 of the Code shall be disregarded.

            2.    Except as otherwise provided in Section 10.8, income, loss, deductions and credits shall be allocated to the Members in accordance with the portion of the year during which the Members have held their respective interests. All items of income, loss and deduction shall be considered to have been earned ratably over the period of the fiscal year of the Company, except that gains and losses arising from the disposition of assets shall be taken into account as of the date thereof.

            3.    Notwithstanding any other provision of the Agreement, income, gain, loss and deduction attributable to Contributed Property shall be shared among the Members so as to take into account any variation between the basis of the Contributed Property and the Agreed Value of the Contributed Property at the time of contribution in accordance with the requirements of Section 704(c) of the Code and the applicable regulations thereunder as more fully described in Part C hereof.

            4.    Notwithstanding any other provision of the Agreement, in the event the Company is entitled to a deduction for interest imputed under any provision of the Code on any loan or advance from a Member (whether such interest is currently deducted, capitalized or amortized), such deduction shall be allocated solely to such Member.

            5.    Notwithstanding any provision of the Agreement to the contrary, to the extent any payments in the nature of fees made to a Member are finally determined by the IRS to be distributions to a Member for federal income tax purposes, there will be a gross income allocation to such Member in the amount of such distribution.

            6.    (a)    Notwithstanding any provision of the Agreement to the contrary and subject to the exceptions set forth in Section 1.704-2(f)(2)-5 of the Treasury Regulations, if there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decreased in Company Minimum Gain determined in accordance with Section 1.704-2(g)(2) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f)(6) of the Treasury Regulations. This Paragraph 6(a) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. To the extent permitted by such Section of the Regulations and for purposes of this Paragraph 6(a) only, each Member's Adjusted Capital Account Balance shall be determined prior to any other allocations pursuant to Article 9 of the Agreement with respect to such

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    fiscal year and without regard to any net decrease in Member Minimum Gain during such fiscal year.

          (b)  Notwithstanding any provision of the Agreement to the contrary, except Paragraph 6(a) of this Schedule and subject to the exceptions set forth in Section 1.704-2(i)(4) of the Treasury Regulations, if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(9) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Regulations. This Paragraph 6(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Paragraph 6(b), each Member's Adjusted Capital Account Balance shall be determined prior to any other allocations pursuant to Article 9 of the Agreement with respect to such fiscal year, other than allocations pursuant to Paragraph 6(a) hereof.

            7.    Notwithstanding any provision of the Agreement to the contrary, in the event any Members unexpectedly receive any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2) (ii)(d)(6), items of Company income and gain shall be specially allocated to such Members in an amount and manner sufficient to eliminate the deficits in their Adjusted Capital Account Balances created by such adjustments, allocations or distributions as quickly as possible.

            8.    No Loss shall be allocated to any Member to the extent that such allocation would result in a deficit in its Adjusted Capital Account Balance (as defined above) while any other Member continues to have a positive Adjusted Capital Account Balance; in such event losses shall first be allocated to any Members with positive Adjusted Capital Account Balances, and in proportion to such balances, to the extent necessary to reduce their positive Adjusted Capital Account Balances to zero.

            9.    Except as otherwise provided herein, Nonrecourse Deductions for any fiscal year or other period shall be allocated among the Members in proportion to their respective Membership Interests. Notwithstanding the foregoing (or any other provision of the Agreement to the contrary), any Member Nonrecourse Deduction for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i) of the Treasury Regulations.

            10.  The allocations set forth in this Part B (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Managers are hereby authorized to make special allocations of items of income, gain, loss or deduction among the Members so as to prevent the Regulatory Allocations from distorting the manner in which Company distributions are intended to be divided among the members pursuant to the Agreement. In general, the Members anticipate that this will be accomplished by specially allocating other items of income, gain, loss or deduction among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Person is zero. However, the Managers shall have discretion to accomplish this result in any reasonable manner.

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          C.    Capital Account Adjustments and Tax Allocations.

            1.    A transferee of a Membership Interest will succeed to the Capital Account relating to the Membership Interest transferred; provided, however, that if the transfer causes a termination of the Company under Section 708(b)(l)(B) of the Code, the Company properties shall be deemed to have been distributed in liquidation of the Company to the Members (including the transferee of a Membership Interest) and recontributed by such Members and transferees in reconstitution of the Company. The Capital Accounts of such reconstituted Company shall be maintained in accordance with the principles set forth herein.

            2.    Upon an issuance of additional Membership Interests for cash or Contributed Property, the Capital Accounts of all Members (and the Book Values of all Company properties) shall, immediately prior to such issuance, be adjusted (consistent with the provisions hereof) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Company property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each such property), immediately prior to such issuance, and had been allocated to the Members, at such time, pursuant to Article 9 of the Agreement. In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of Company properties shall be determined by the Management Board using such reasonable methods of valuation as they may adopt.

            3.    Immediately prior to the distribution of any Company property in liquidation of the Company, the Capital Accounts of all Members (and the Book Values of all Company properties) shall be adjusted (consistent with the provisions hereof and Section 704 of the Code) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Company property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each such property, immediately prior to such distribution, and had been allocated to the Members, at such time, pursuant to Article 9 of the Agreement). In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of Company properties shall be determined by the Management Board using such reasonable methods of valuation as they may adopt.

            4.    Except as otherwise set forth in this Paragraph 4 of Schedule D or in any other provision of this Agreement, for tax purposes, income, gain, loss, and deductions of the Company, for any year or other fiscal period, shall be divided among the Members in the same proportions as they share Profits and Losses, for such year. Notwithstanding the above: (a) in accordance with Section 704(c) and the Treasury Regulations, income, gain, loss and deduction with respect to any Contributed Property shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Agreed Value; and (b) in the event the Agreed Value of any Company asset is adjusted as described in Paragraph 2 or 3 above, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Agreed Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

            5.    Any elections or other decisions relating to such allocations shall be made by the Management Board in any manner that reasonably reflects the purpose and intention of the Agreement.

        For purposes of this Schedule, all other capitalized terms will have the same definition as in the Agreement.

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QuickLinks

  Exhibit 3.39
LIMITED LIABILITY COMPANY AGREEMENT OF EXECUTIVE PARKING INDUSTRIES, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY
ARTICLE I
ARTICLE II Organization of the Company
ARTICLE III Purposes of the Company
ARTICLE IV Names and Addresses of Members
ARTICLE V Management of the Company
ARTICLE VI Rights and Powers of the Members
ARTICLE VII Limitation of Liability; Indemnification
ARTICLE VIII Capital Contributions
ARTICLE IX Allocation of Profits and Losses; Distributions
ARTICLE X Transfer of Interests; Options, Effect of Withdrawal Events
ARTICLE XI Dissolution, Liquidation and Winding Up
ARTICLE XII Alternative Dispute Resolution and Binding Arbitration
ARTICLE XIII Miscellaneous Provisions
SCHEDULE B
SCHEDULE D